Exhibit 99.1

DELPHAX ANNOUNCES PLACEMENT OF TWO HIGH-SPEED CR SERIES PRESSES,

RECOGNIZES REVENUE ON PREVIOUSLY ANNOUNCED INSTALLATION

MINNEAPOLIS, Nov. 4, 2008-Delphax Technologies Inc. (Pink Sheets:DLPX.PK), a global provider of high-speed digital printing systems, today announced the placement of two CR Series roll-fed presses with new overseas customers:

  A CR2000 installed in July 2008 at Kopie-Rite, a South African printer, for use in producing educational publications, chiefly for the University of South Africa.

  A CR1000 installed in September 2008 at Digital Book Print, a new United Kingdom printing company, where it is being used to produce paperback books and legal documents.

Delphax also announced that it recognized revenue in the fiscal fourth quarter ended Sept. 30, 2008, from the previously announced sale of a CR2000 in the United Kingdom. The buyer, Good News Press, is using the CR2000 in its launch of a digital book-printing strategy.

The CR2000 installed at Kopie-Rite was a demonstration unit, originally purchased by Muller Martini, that was placed with Kopie-Rite by Delphax's South African distributor and subsequently upgraded and reconfigured by Delphax. The CR1000 installed at Digital Book Print was previously operated under lease by another European printer.

The revenue related to the upgraded CR2000 at Kopie-Rite was recognized in the fourth quarter of fiscal 2008. Under extended payment terms, revenue on the placement of the CR1000 installed at Digital Book Print is expected to be recognized during fiscal 2009.

"All three of these placements are with companies focused on the development of business strategies based on the efficiencies of high-speed digital printing," said Dieter Schilling, president and chief executive officer of Delphax. "That's exactly what the CR Series offers, and all three companies are demonstrating encouraging potential for strong volume growth-something we expect to be reflected in the future sales of consumables and other support from Delphax.

"While the established core of Delphax's business is the security printing industry, the CR Series remains an important supplement to our product set, offering industry-leading speed and productivity advantages in other commercial printing applications."

The CR Series offers production speeds of up to 500 feet per minute-speed that can turn a roll of heavy or lightweight paper into books at the rate of one every three seconds. Among the successful applications are on-demand printing of books and booklets and a wide range of legal/financial documents.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. The company's common stock is currently quoted over the counter under the symbol DLPX.PK. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 - gfurness@delphax.com